UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 13, 2007 (September 11, 2007)

VERINT SYSTEMS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-49790	11-3200514
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 South Service Road, Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 962-9600

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The independent directors of the Board of Directors of Verint Systems Inc. (the “Company”) and Comverse Technology, Inc. (“Comverse”) have reached an understanding with respect to the composition of the Company’s Board of Directors that provides for the Board of Directors to consist of five independent directors, five directors selected by Comverse, and one director who shall be a member of the senior management of the Company. In accordance with the understanding, at least one Comverse-selected director will be appointed to each standing committee of the Board, other than the Audit Committee, so long as there remain a majority of independent directors on such committees. In addition, the Company has also amended its Amended and Restated Bylaws (“Bylaws”) as set forth below under Item 5.03 as part of the understanding between the independent directors and Comverse. The Board composition as described above will remain in effect until at least the date that Verint resumes filing its annual, quarterly and periodic reports with the Securities and Exchange Commission.

In accordance with the understanding described above, the Board of Directors, in accordance with its authority pursuant to Article II, Section 11 of the Company’s Bylaws to fill vacancies of the Board of Directors, elected Lauren Wright and Shefali Shah to serve as members of the Board of Directors on September 11, 2007. Ms. Wright and Ms. Shah were elected to the Board of Directors at the request of Comverse. Ms. Shah is expected to serve as a member of the Board of Director’s Governance and Nominating Committee and Ms. Wright is expected to serve as a member of the Governance and Nominating Committee, the Business Process Committee and the Integration Committee.

Other than as described above neither Ms. Wright nor Ms. Shah has not engaged in, and is not otherwise connected to, any transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Pursuant to the understanding referred to above, the Company has also initiated a search to appoint an additional independent director.

Following the appointments contemplated by the understanding described above, two vacancies will remain on the Board.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 11, 2007, in accordance with the understanding described above, the Board of Directors of the Company, pursuant to Article XIII of the Company’s Bylaws, approved changes to the Company’s Bylaws to (i) add a new Article I, Section 11 to require that, until such time as the Company’s majority stockholder as of the date of the amendment ceases to hold a majority of the Company’s voting securities, a vote of 75% of the entire Board of Directors or the affirmative vote of the holders of the majority of the issued and outstanding shares of the Company’s common stock shall be required to approve any issuance of equity securities by the Company (other than pursuant to equity compensation plans), (ii) amend Article II, Section 3 to reflect the addition of the new Article I, Section 11 and (iii) amend Article XIII to provide that until such time as the Company’s majority stockholder as of the date of the amendment ceases to hold a majority of the Company’s voting securities, new Article 1, Section 11 may only be amended by a vote of 75% of the entire Board of Directors.

The foregoing is a brief description of the amendments to the Bylaws of the Company and is qualified in its entirety by reference to the full text of such amendments to the Company’s Amended and Restated Bylaws. This description should be read in conjunction with such amendments to the Company’s Amended and Restated Bylaws, a copy of which is filed herewith as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01.	Other Events.

On September 11, 2007, the Company’s Board of Directors elected Victor A. DeMarines, an independent director of the Company, as the new non-executive chairman of the Company’s Board of Directors, pursuant to Article II, Section 2 of the Company’s Amended and Restated Bylaws. In addition, Larry Myers has been appointed to serve as the new chairman of the Company’s Audit Committee, replacing Victor A. DeMarines.

The Board of Directors also formed a Governance and Nominating Committee on September 11, 2007 and appointed Kenneth Minihan, Howard Safir and Victor A DeMarines to serve on such committee, with Victor A. DeMarines to serve as its chairman. Andre Dahan and Avi T. Aronovitz were also named as members of the Compensation Committee. On September 11, 2007, the Board of Directors also established two non-standing committees: a Business Process Committee and an Integration Committee. Victor A. DeMarines and Larry Myers, with Larry Myers serving as the chair, were appointed to serve on the Business Process Committee and Dan Bodner, Andre Dahan and Victor A. DeMarines were appointed to serve on the Integration Committee. Victor A. DeMarines will be paid $3,500 per month and Larry Myers will be paid $7,500 per month for their services on the Business Process Committee. The Business Process Committee will only exist until December 4, 2007, unless extended by the Board of Directors.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are furnished herewith:

Exhibit No.	Exhibit Description
3.1	Amendments to the Amended and Restated Bylaws of Verint Systems Inc.

99.1	Press Release of Verint Systems Inc., dated September 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verint Systems Inc.
Date: September 13, 2007
	By:	/s/ Peter Fante
	Name:	Peter Fante
	Title:	Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
3.1	Amendments to the Amended and Restated Bylaws of Verint Systems Inc.

99.1	Press Release of Verint Systems Inc., dated September 12, 2007